UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 26, 2020

Commission File Number: 00115757

ImageWare Systems, Inc.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)

330224167
(IRS Employer Identification No.)
13500 Evening Creek Drive N , Suite 550, San Diego, California 92128
(Address of principal executive offices)

858-673-8600
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	IWSY	OTCQB Marketplace

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2020, ImageWare Systems, Inc. (the "Company") announced the appointment of Kristin Taylor as President and Chief Executive Officer of the Company, effective March 2, 2020. A copy of the press release issued by the Company regarding Ms. Taylor’s appointment is attached hereto as Exhibit 99.1. Ms. Taylor replaces S. James Miller, Jr. who will resign as Chief Executive Officer of the Company effective March 2, 2020, but will remain as Chair of the Board.

Ms. Taylor, age 53, is a seasoned innovative technology executive with over 20 years of experience in leading organizational modernization and developing go-to-market strategies. She currently serves as Principal at Veritas Lux since November 2019 and previously served as a consultant with Kristin Taylor Consulting since 2012, in which she developed a proprietary patented and algorithmic methodology to weigh and rank the most influential global technical analysts. From 2017 to 2019, Ms. Taylor served as Vice President of Worldwide Analyst Relations at IBM and led the efforts to modernize and transform IBM's analyst relations organization. From 2013 to 2017, she served as Vice President, Global Analyst and Public Relations at MediaTek, the third largest fabless semiconductor company worldwide with a $30 billion market cap, where she led the buildout of a new global public and analyst relations organization to penetrate the North American, European, Latin American, Russian and Indian markets. Prior to that, she served in various positions of increasing responsibility with Qualcomm from 1998 to 2010 including as Head of Industry Analyst Relations, Senior Director of Business Development, and as a Director in Information Technology. Ms. Taylor earned her Bachelor's degree in Sociology and Business Management from the University of New Hampshire.

There are no family relationships between Ms. Taylor and any director or executive officer of the Company.

In connection with the appointment of Ms. Taylor as President and Chief Executive Officer, the Company and Ms. Taylor intend to into an agreement (the "Employment Agreement") that provides, among other things, for an annual base salary of $330,000 for a period of 24 months. The Employment Agreement is also anticipated to provide for the grant of a stock option to purchase 1.75 million shares of the Company's common stock par value $0.01 per share ("Common Stock"), which stock option shall vest in three equal annual installments beginning one year from the date of issuance. In the event of termination of her employment other than by reason of death or disability, or for cause, the employment agreement is also anticipated to provide Ms. Taylor with certain severance payments , including continuation of her salary for the greater of one year or the remaining term under her employment agreement.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release issued by the Company, dated February 26, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImageWare Systems, Inc.

Date: March 3, 2020	By: /s/ S. James Miller, Jr. Name: S. James Miller, Jr. Title: Executive Chair of the Board